Exhibit 16.1

Child, Van Wagoner and Bradshaw, PLLC

5296 South Commerce Drive, Suite 300

Salt Lake City, Utah 84107-5370   (801) 281-4700

June 22, 2011

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner and Bradshaw, PLLC was previously principal accountant for Mokita, Inc., (the "Company") and reported on the financial statements of the Company as of and for the years ended February 28, 2011 and 2010. We have read the Company's statements included under item 4.01 of its Form 8-K dated June 21, 2011, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Child, Van Wagoner and Bradshaw, PLLC

Child, Van Wagoner and Bradshaw, PLLC